Exhibit 10.5

EXECUTIVE EMPLOYMENT, NON-COMPETE
AND CONFIDENTIALITY AGREEMENT

           THIS EXECUTIVE EMPLOYMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENT (“Agreement”), is entered into as of the date set forth on the signature page, by and between Bruce Caswell (the “Executive”) and MAXIMUS, Inc., a Virginia corporation with its principal place of business in Reston, Virginia (the “Corporation”) with reference to the following:

           WHEREAS, the parties believe the Executive possesses the experience and capabilities to provide valuable service on behalf of the Corporation; and

           WHEREAS, the Corporation desires to employ the Executive as Group President of the MAXIMUS Family Services Group; and

           WHEREAS, the Executive desires to be employed by the Corporation at the salary, benefits and other terms and conditions specified herein.

           NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Employment.

1.1  Duties.  The Corporation hereby employs the Executive, and the Executive hereby accepts such employment, to serve as the Group President of the MAXIMUS Family Services Group.  The Executive hereby represents and warrants that he is in good health and capable of performing the services required hereunder.  The Executive shall perform such services and duties as are appropriate to such office or delegated to the Executive by his supervisor.   During the term of this Agreement, the Executive shall be a full-time employee of the Corporation and shall devote such time and attention to the discharge of his duties as may be necessary and appropriate to accomplish and complete such duties.

1.2  Compensation.

(a)  Salary.  As compensation for performance of his obligations hereunder, the Corporation shall pay the Executive an annual salary of not less than $350,000, such salary to be reviewed annually beginning on or about September 30, 2005.

(b)  Signing Bonus.  Executive will receive a signing bonus of $35,000 on or about his first day of employment.  Executive agrees to repay a prorated portion of the signing bonus to the Corporation if, during the first 12 months of this Agreement, he terminates his employment for any reason or the Corporation terminates his employment for cause.

(c)  Year-End Bonus.  The Executive will participate in the Corporation’s annual bonus program, with any awards dependent on the performance of the Executive and the Corporation.  Executive’s annual “target” bonus will be 30% of his annual base salary, but his actual bonus may be higher or lower based upon his and the Corporation’s achievement of specified goals and objectives.  The goals and objectives that govern Executive’s annual bonus determination will be agreed upon in writing by Executive and the Corporation within 30 days following the start of each year.

(d)  Stock Options.  Upon the Effective Date the Executive shall be awarded a non-qualified option to acquire 50,000 shares of MAXIMUS Common Stock in accordance with the MAXIMUS 1997 Equity Incentive Plan.  On the succeeding first through third anniversaries of the Effective Date, the Executive will receive non-qualified option grants to purchase MAXIMUS stock in the amounts of not less than 50,000, 20,000, and 20,000 shares respectively.  All option grants shall have a strike price equal to the New York Stock Exchange closing price of MAXIMUS Common Stock as of the trading day immediately preceding the date of grant, a four-year vesting schedule, a ten-year term and such other terms and conditions as are included in the standard MAXIMUS Stock Option Agreement which will be subsequently executed by the parties. The Executive shall also be awarded 3,000 restricted stock units (RSUs) upon the Effective Date.  The RSUs will vest in equal installments over a six-year term, subject to possible acceleration in accordance with the terms of the RSU Award Program.  The Executive shall also be eligible to participate in stock option, RSU, and similar plans as currently exist or may be established by the Corporation from time to time.

(e)           Vacation, Insurance, Expenses, Etc.  The Executive shall be entitled to 20  days accrual paid vacation per year, and such benefits, health, disability and life insurance and other benefits and expense reimbursements in a manner consistent with the Corporation’s past practices and as are provided to executives at a similar level.

                      (f)           Indemnity.  Except to the extent the Board of Directors determines that the Executive violated the law or acted in bad faith or except as otherwise prohibited by law, the Corporation shall indemnify and hold harmless Executive from and against any and all claims, damages, expenses (including, but not limited to, attorneys’ fees and litigation and court costs), costs, and/or liabilities incurred or suffered by Executive that are based upon or arise out of any acts or omissions, or alleged acts or omissions, by Executive during his employment with the Corporation.

1.3  Non-Involvement In Certain Activities.  Prior to his employment by the Corporation, Executive was involved in two procurements for eligibility services in Florida and Texas on behalf of his former employer (the “Procurements”), and the Corporation is currently involved in the Procurements as well.  Neither Executive nor the Corporation wishes to have Executive utilize or disclose any proprietary information or trade secrets of his former employer in the course of his employment with the Corporation, and in furtherance of that desire, the parties agree that (i) the Corporation shall not request nor require that Executive be involved in any way with its work on the Procurements, (ii) Executive shall not become involved in any way with the Corporation’s work on the Procurements, and (iii) the Corporation shall issue to all of its employees who are involved in any way with its work on the Procurements written  instructions that they are not to discuss, share any information concerning, or seek any information concerning, the Procurements with/from Executive.  Executive and the Corporation agree that in the event that the nature, circumstances or timing of the Procurements changes then Executive shall discuss the changed circumstances with outside counsel to the Company to determine whether Executive may no longer have confidential or proprietary information relating to the Procurements.  In the event that outside counsel determines that Executive does not have confidential or proprietary information relating to the Procurements, then the Corporation may request that Executive be involved in the Procurements.  However, the foregoing shall not prohibit the Corporation from assigning the Executive to work on any programs or contracts that the Corporation may be awarded as a result of the Procurements, so long as the Executive does not share confidential information of his previous employer.

1.4  Term; Termination Without Severance.  The term of the employment agreement set forth in this Section 1 shall be for a period commencing at the Effective Date and continuing for two (2) years thereafter (the “Scheduled Term”) provided that this Agreement shall terminate:

(a)  by mutual written consent of the parties;

(b)  upon Executive’s death or inability, by reason of physical or mental impairment~~,~~ to perform substantially all of Executive’s duties as contemplated herein for a continuous period of 120 days or more; or

(c)  by the Corporation for cause, which shall mean the Executive’s (i) breach of any material duty or obligation hereunder, (ii) intentional or grossly negligent misconduct that is materially injurious to the Corporation, (iii) willful failure to follow the reasonable directions of the Executive’s supervisor, or (iv) failure to carry out his duties in a professional manner consistent with the standards of his profession and position; provided, however, that subsections (i), (iii) and (iv) of this paragraph are contingent upon the Corporation providing 30 days’ written notice to Executive and Executive’s failure to correct such breach, failure to follow instructions or failure to carry out his duties, as applicable.

           Upon any termination of employment under this Section 1.4, neither party shall have any further obligation to the other pursuant to this Section 1, but such termination shall have no effect on the obligations of the parties under other provisions of this Agreement.

           “Effective Date” means the date Executive commences work for the Corporation, which the parties anticipate will occur on or before October 1, 2004.

           1.5           Termination By Executive For Good Reason.  In the event that the Corporation terminates the Executive without cause or the Executive resigns from his employment with the Corporation for Good Reason (as defined below), Executive shall be entitled to receive a lump sum severance payment equal to six months’ base salary (at Executive’s highest base salary rate during his employment with the Corporation) plus the pro-rated portion of Executive’s then-current annual “target” bonus.  The severance payment described in the previous sentence will be paid to Executive within five business days following his resignation for Good Reason.

           For purposes of this Agreement, “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect 30 days after written notice from the Executive to the Corporation of such condition(s):

                      (a)           a decrease in Executive’s existing base salary or annual “target” bonus percentage, and/or a material decrease in any of his employee benefits; provided that such decrease is not applicable to all officers of the Corporation;

                      (b)           a material diminution in Executive’s authority, responsibilities or duties (however, this clause shall not apply in the event of a reorganization of the company or a change in reporting relationships so long as the Executive’s authority, responsibilities or duties are not materially diminished thereby);

                      (c)           the relocation of Executive’s work place for the Corporation as of the Effective Date to a location that is not agreed to in writing by Executive; or

                      (d)           any failure by any successor to the Corporation to expressly assume, in writing, the Corporation’s obligations and liabilities under this Agreement.

           1.6           Accelerated Vesting of Stock Options Upon Change of Control.  In the event there is a change of control of the Corporation such that the unvested stock options of the Corporation’s executive officers are accelerated, then the vesting of the unvested stock options of the Executive shall be accelerated as well.

           1.7           Renewal of Agreement.  At the end of the Scheduled Term, this Agreement shall automatically renew on a month-to-month basis (the “Renewal Term”) on the terms and conditions set forth herein, unless one of the parties hereto has given the other party written notice prior to the end of the Scheduled Term or any Renewal Term of his/its desire not to have the Renewal Term take effect.  If such notice is given by the Corporation to Executive, Executive shall be entitled to receive all of the severance benefits described in Section 1.5 at the end of the Scheduled Term.

2.  Non-Competition.

2.1  Prohibited Activities.

(a)  In the event that Executive resigns from the Corporation other than for Good Reason, the Executive agrees that, during his employment with the Corporation and for a period of two (2) years after the termination of such employment, the Executive will not engage in any Unethical Behavior which may adversely affect the Corporation.  For the purpose of this Section 2.1, “Unethical Behavior” is defined as:

(i)  any attempt, successful or unsuccessful, by the Executive to divert any existing or pending contracts or subcontracts from the Corporation to any other firm, whether or not affiliated with the Executive;

(ii)  any attempt, successful or unsuccessful, by the Executive, to solicit the business of any clients of the Corporation in the areas of business for which Executive has had responsibility (so long as such clients were clients of the Corporation during Executive’s employment with the Corporation);

(iii)           any attempt, successful or unsuccessful, by the Executive to offer his services, or to influence any other employee of the Corporation to offer their services, to any firm to compete against the Corporation in the areas of business for which Executive had responsibility; or

(iv)           any attempt, successful or unsuccessful, by the Executive to employ or offer employment to, or cause any other person to employ or offer employment to any other employee of the Corporation that is under the supervision of Executive.

(b)  The Executive shall notify any new employer, partner, association or any other firm or corporation actually or potentially in competition with the Corporation with whom the Executive shall become associated in any capacity whatsoever of the provisions of this Section 2 and the Executive agrees that the Corporation may give such notice to such firm, corporation or other person.

2.2  Business Opportunities; Conflicts of Interest; Other Employment and Activities of the Executive.

(a)  The Executive agrees promptly to advise the Corporation of, and provide the Corporation with an opportunity to pursue, all business opportunities that reasonably relate to the present business conducted by the Corporation.

(b)  The Executive, in his capacity as an employee of the Corporation, shall not engage in any business with any member of the Executive’s immediate family or with any person or business entity in which the Executive or any member of the Executive’s immediate family has any ownership interest or financial interest, unless and until the Executive has first fully disclosed such interest to and received written consent from the Chief Executive Officer.  As used herein, the term “immediate family” means the Executive’s spouse, natural or adopted children, parents or siblings and the term “financial interest” means any relationship with such person or business entity that may monetarily benefit the Executive or member of the Executive’s immediate family, including any lending relationship or the guarantying of any obligations of such person or business entity by the Executive or member of his immediate family.   Provided, however, that the restrictions set forth in this subsection shall not apply to     (i) Executive’s personal/family investment activities, and (ii) Executive’s participation in the business activities of Sherwood Forest Coffee Company, Ltd. including, but not limited to, his role as a director and advisor to that entity so long as they do not compete with the business of the Corporation, interfere with the Corporation’s business operations, divert resources away from the Corporation or take the Executive’s time away from the Corporation.

(c)  The parties hereto agree that the Executive may, consistent with this Section 2.2, receive and retain speaking fees, referral fees from business opportunities not accepted by the Corporation, and fees from outside business activities and opportunities of the Executive consented to by the Chief Executive Officer.

3.  Confidentiality.  The Executive agrees that the Corporation’s books, records, files and all other non-public information relating to the Corporation, its business, clients and employees are proprietary in nature and contain trade secrets and shall be held in strict confidence by the Executive, and shall not, either during the term of this Agreement or after the termination hereof, be used by Executive or disclosed by Executive, directly or indirectly, to any third party, except to the extent such use or disclosure is in furtherance of the Corporation’s business or required by court order or other legal process.  The trade secrets or other proprietary or confidential information referred to in the prior sentence includes, without limitation, all proposals to clients or potential clients, contracts, client or potential client lists, fee policies, financial information, administration or marketing practices or procedures and all other information regarding the business of the Corporation and its clients not generally known to the public.

4.  Miscellaneous.

4.1  Notices.  All notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by overnight delivery service or sent by the United States mail, certified, postage prepaid, return receipt request, to the following:

If to the Corporation:

MAXIMUS, Inc.
11419 Sunset Hills Road
Reston, Virginia 20190
Attention: General Counsel

If to the Executive:

Bruce L. Caswell
10312 Kensington Parkway
Kensington, MD 20895

Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of (i) the date it is actually received, (ii) the business-day after the day on which it is delivered by hand, (iii) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (iv) the third business day after the date on which it is deposited in the United States mail.  Either party may change its address by notifying the other party of the new address in any manner permitted by this paragraph.

4.2  Remedies.  The parties agree and acknowledge that any violation by the Executive of the terms hereof may result in irreparable injury and damage to the Corporation or its clients, which will not adequately be compensable in monetary damages, that the Corporation will have no adequate remedy at law therefore, and that the Corporation may obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect it against, or on account of, any breach of the provisions contained in this Agreement.

4.3  No Obligation of Continued Employment.  The Executive understands that this Agreement does not create an obligation on the part of the Corporation to continue the Executive’s employment with the Corporation after the termination of this Agreement.  However, it is the present intention that the Executive remain employed by the Corporation following the expiration of this agreement, assuming a mutually satisfactory working arrangement.

4.4  Benefit; Assignment.  This Agreement shall bind and inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns, provided this Agreement may not be assigned by either party without the consent of the other, except that the Corporation may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of its business or assets.

4.5  Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

4.6  Severability.  In the event that any one or more of the provisions contained herein shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

4.7  Waivers.  No delay or omission by the Corporation or Executive in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Corporation or the Executive on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

4.8  Captions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

4.9  Governing Law.  This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

4.10  Amendments.  No changes to this Agreement shall be binding unless in writing and signed by both the parties.

4.11  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one instrument.

4.12     Survival.  Sections ~~1.4,~~ 2.1 and 3 shall survive the expiration or earlier termination of this Agreement in accordance with their terms.

           THE EXECUTIVE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THE EXECUTIVE UNDERSTANDS, AND AGREES TO, EACH OF SUCH PROVISIONS.  THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT MAY AFFECT THE EXECUTIVE’S RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO THE EXECUTIVE’S EMPLOYMENT WITH THE CORPORATION.

           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE	MAXIMUS, Inc.

By
Bruce Caswell		Lynn Davenport
Chief Operating Officer

Date